Exhibit IX


                        CERTIFICATE OF DESIGNATION,
                           PREFERENCES AND RIGHTS

                                   OF THE

                     SENIOR CONVERTIBLE PREFERRED STOCK
                              ($.01 Par Value)

                                     OF

                      COMPLETE WELLNESS CENTERS, INC.


                       Pursuant to Section 151 of the

            General Corporation Law of the State of Delaware



           The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on July 2, 1998 by the Board of Directors (the "Board") of Complete Wellness Centers, Inc., a Delaware corporation (hereinafter called the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

           RESOLVED that pursuant to authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which shall consist of up to 134,500 of the 2,000,000 shares of Preferred Stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) are fixed as follows:

           (i) The designation of such series of the Preferred Stock authorized by this resolution shall be the Senior Convertible Preferred Stock (the "Senior Convertible Preferred Stock"). The total number of shares of the Senior Convertible Preferred Stock shall be 134,500.

           (ii) Holders of shares of Senior Convertible Preferred Stock will be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an annual cash dividend per share equal to (A) in the case of dividends accruing on or prior to December 31, 2000, 8% of the Liquidation Preference (as defined below) thereof on the relevant dividend payment date payable in cash or, if such payment in cash is not then made, 10% of the Liquidation Preference thereof on the relevant dividend payment date payable in additional shares of Senior Convertible Preferred Stock (which may include fractional shares) and (B) in the case of dividends accruing after December 31, 2000, 12% of the Liquidation Preference thereof on the relevant payment date payable in cash, in each case accruing, with respect to 20,000 shares of Senior Convertible Preferred Stock outstanding, from January 12, 1998, and with respect to 80,000 of Senior Convertible Preferred Stock outstanding, from January 27, 1998, and payable in quarterly installments on March 31, June 30, September 30 and December 31, commencing March 31, 1998 (each a "dividend payment date"). Unless full dividends on the Senior Convertible Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation, nor may any Common Stock or any other stock of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock). Dividends payable on the Senior Convertible Preferred Stock for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. For purposes of this paragraph (ii), "Liquidation Preference" shall have the meaning set forth in paragraph (iii) below with the relevant dividend payment date being deemed to be the date of final distribution.

            (iii) The shares of Senior Convertible Preferred Stock shall rank prior to the shares of Common Stock and of any other class of stock of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Senior Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such stock, an amount equal to the stated amount thereof of $50 per share (or proportionate amount thereof in the case of any fractional shares of Senior Convertible Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Senior Convertible Preferred Stock to the date of final distribution, such determination to be made, in the event that dividends remain unpaid as to one or more dividend payment dates, by deeming the amount of any dividend not paid on the relevant dividend payment date as having been added to the stated amount of the underlying share as of such dividend payment date (the amount as so determined, the "Liquidation Preference" of a share of Senior Convertible Preferred Stock). After payment of the full amount of the Liquidation Preference, the holders of shares of Senior Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Senior Convertible Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

           (iv) The shares of Senior Convertible Preferred Stock will be optionally redeemable by the Corporation as provided in this paragraph
 (iv):

                (A) The shares of Senior Convertible Preferred Stock shall be optionally redeemable in whole but not in part during the period from July 2, 1998 through January 3, 1999.

                (B) The redemption price for shares of Senior Convertible Preferred Stock being redeemed shall be the Liquidation Preference for the shares being redeemed determined as if the date of final distribution were the date on which the payment of the redemption price is made and as if the dividends thereon shall have accrued thereon at a rate of 12% per annum, with respect to 20,000 shares of Senior Convertible Preferred Stock outstanding, from January 12, 1998, and with respect to 80,000 of Senior Convertible Preferred Stock outstanding, from January 27, 1998.

           (v) At the option of the holder thereof and upon surrender thereof for conversion to the Corporation at its corporate headquarters at any time on or after January 3, 1999 or, should the Corporation fail to receive the Shareholder Approval (as defined below) on or prior to August 31, 1998, on or after August 31, 1998, each share of Senior Convertible Preferred Stock will be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the (x) the Liquidation Preference of such share determined as of the date of conversion by (y) the lower of $1.75 and 75% of the Current Market Price Per Share determined as of the trading day immediately prior to the date of conversion, the Conversion Rate being subject to adjustment as hereinafter provided:

                (A) In case the Corporation shall on or after January 12, 1998(1) pay a dividend in shares of its capital stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares, (3) combine its outstanding shares of Common Stock into a smaller number of shares, or (4) issue by reclassification of its shares of Common Stock any shares of its capital stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Senior Convertible Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event, shall be entitled to receive upon conversion the number of such shares of Common Stock which such holder would have been entitled to receive after the happening of such event had such share of Senior Convertible Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Senior Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

                (B) In case the Corporation shall on or after January 12, 1998 issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share of Common Stock at the record date mentioned below, the number of shares of Common Stock into which each share of Senior Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Senior Convertible Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of the shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price Per Share. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effected retroactively as to shares of Senior Convertible Preferred Stock converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

                (C) In case the Corporation shall on or after January 12, 1998 distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend or distribution made out of current or retained earnings) or rights to subscribe other than as set forth in subparagraph (B) above, then in each such case the number of shares of Common Stock into which each share of Senior Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price Per Share of the Common Stock on the record date fixed by the Board for such distribution, and the denominator of which shall be such Current Market Price Per Share of the Common Stock less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of Senior Convertible Preferred Stock converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

                (D)  For the purpose of any computation under this paragraph
           (v), the "Current Market Price Per Share" of Common Stock at any date shall be deemed to be the average of the closing sale prices for the 20 consecutive trading days before the day in question. The closing sale price for each day shall be reported by the NASDAQ Stock Market or as reported by any successor central market system.

                (E) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (E) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (v) shall be made to the nearest one-hundredth of a share.

                (F) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any share of Senior Convertible Preferred Stock. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per Share of Common Stock as of the conversion date shall he paid to such holder in cash by the Corporation.

                (G) In case the Corporation shall on or after January 12, 1998 enter into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in each such case each share of Senior Convertible Preferred Stock remaining outstanding at the time of consummation of such transaction shall thereafter be convertible into the kind and amount of such stock or securities, cash and/or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of Senior Convertible Preferred Stock might have been converted immediately prior to consummation of such transaction, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount as receivable per share by a plurality of the non-electing shares).

                (H) As used in this Certificate, "Shareholder Approval" means any and all requisite approval of the shareholders of the Corporation of the increase in its authorized shares of Common Stock to 50,000,000 and the issuance of the Common Stock upon conversion of the Senior Convertible Preferred Stock or as contemplated by the Second Supplement to Investment Agreement, dated as of July 2, 1998, among the Corporation, Imprimis Investors LLC and Wexford Spectrum Investors LLC.

           (vi) For so long as any shares of Senior Convertible Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3 percent in number of shares of the Senior Convertible Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Certificate of Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the Senior Convertible Preferred Stock or of the holders thereof.

           (vii) To convert any Senior Convertible Preferred Stock into Common Stock, the holder shall give written notice to the Company (which notice may be given by facsimile transmission) that the holder elects to convert the same. Promptly thereafter such holder shall surrender the Senior Convertible Preferred Stock at the office of the Company or of any transfer agent for such stock. The Company shall, as soon as practicable after receipt of such notice, issue and deliver to or upon the order of such holder a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled, and a new stock certificate representing the remaining shares of Senior Convertible Preferred Stock (if any) not converted. The Company shall use its reasonable best efforts to effectuate any such issuance within 72 hours and to transmit the shares of Common Stock by messenger or overnight delivery service to the address designated by such holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is received by the Company. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on such date.

           (viii) The holders of shares of Senior Convertible Preferred Stock will be entitled to representation on the Corporation's Board of Directors as provided in this paragraph (viii):

                (A) For so long as any shares of Senior Convertible Preferred Stock remain outstanding, the Corporation shall take such action as shall be necessary to ensure that at least one designee of the holders of Senior Convertible Preferred Stock shall be duly elected to serve as a director of the Corporation. Thereafter, such holders shall no longer be entitled for a designee to serve as a director of the Corporation.

                (B)  In the event that the Corporation shall fail either to
           (a) receive the Shareholder Approval on or prior to August 31, 1998, or (b) redeem all of the Senior Convertible Preferred Stock pursuant to paragraph (iv) hereof on or prior to January 3, 1999, the Corporation shall, if and when requested by the holders of a majority of the outstanding shares of the Senior Convertible Preferred Stock to do so, take any action necessary, including calling a special meeting, to elect designees of the holders of a majority of the outstanding shares of the Senior Convertible Preferred Stock to the Board of Directors such that such designees shall constitute a majority of such Board of Directors. Thereafter, for so long as any shares of Senior Convertible Preferred Stock remain outstanding, the Corporation shall take such action as shall be necessary to ensure that such designees or successor designees shall be duly elected to serve as directors of the Corporation.

           IN WITNESS WHEREOF, Complete Wellness Centers, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by
 C. Thomas McMillen, Chairman, and attested by E. Eugene Sharer, President, this 2nd day of July, 1998.


                            COMPLETE WELLNESS CENTERS,
                            INC.

 Attest:                    By: /s/ C. Thomas McMillen
                                ________________________
 /s/ E. Eugene Sharer
 _____________________